EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	January 31, 2005
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES AN INCREASE

IN EARNINGS FOR FIRST QUARTER AND

PLANS TO REPURCHASE STOCK

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $38,000 for the first quarter of the fiscal year ending September 30, 2005, compared to net earnings of $15,000 for the first quarter of the prior fiscal year. In addition, the Company announced today that the Company’s Board of Directors has authorized the repurchase of up to 50,000 shares of the Company’s outstanding common stock.

The improvement in net earnings is the result of an increase in net interest income attributed to the growth in loans and an increase in noninterest income related to earnings on bank owned life insurance. The increases in net interest income and noninterest income more than offset the increase in noninterest expense that occurred between the comparable quarters in fiscal 2005 and 2004. Basic and diluted earnings were $0.04 per share for the three months ended December 31, 2004, compared to $0.02 per share for the three months ended December 31, 2003.

Total assets increased $3.7 million, or 4.2%, to $92.7 million at December 31, 2004, from $89.0 million at September 30, 2004. During this period net loans increased $4.6 million, or 7.8%. President and Chief Executive Officer Davis stated, “Since the slowdown of the refinance market and resulting payoffs in late 2003, we have continued to experience strong loan growth. The growth has been primarily in our nontraditional areas - construction and development financing, commercial real estate and non-real estate and consumer lending – which has been more of a focal point of our lending activity.” Since the fiscal year ended September 30, 2003 (a total of 15 months), net loans have increased $12.2 million, or 23.8%.

The Company also announced that the Board of Directors has authorized the repurchase of up to 50,000 shares, or approximately 5.2%, of its outstanding common stock. Repurchases are authorized to be made by the Company through open market transactions or in privately negotiated transactions from time to time. No timetable has been established for the repurchase and the repurchases will be conducted, in the opinion of management, as market conditions warrant. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company’s stock-based benefit programs.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company. At December 31, 2004, total stockholder’s equity was $14.5 million, or $15.00 per share based on total shares outstanding of 966,745.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.